Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                     For the three months
                                                        ended March 31,
(In thousands, except per share data)                 2000          1999
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Weighted average number of common
  shares outstanding - basic                        36,625        39,632

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                             433           640
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Weighted average number of common
  shares outstanding - diluted                      37,058        40,272
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Net income                                         $19,226       $18,405

Basic earnings per share                             $0.52         $0.46

Diluted earnings per share                           $0.52         $0.46